Exhibit 99.1

UScellular announces sale of select spectrum assets for $1.0 billion

CHICAGO (October 18, 2024) – United States Cellular Corporation (NYSE: USM) has entered into an agreement with Verizon Communications Inc. (NYSE, Nasdaq: VZ) to sell a portion of the Company’s retained spectrum licenses for total consideration of $1.0 billion. Additionally, UScellular has entered into agreements with two other mobile network operators for the sale of other selected spectrum licenses. The transactions are part of the objective UScellular announced on May 28, 2024, to opportunistically monetize the spectrum that was not included in the proposed sale to T-Mobile.

“We are pleased that significant value for a portion of the remaining licenses will be realized,” said Laurent C. Therivel, President and CEO, “and, importantly, that these agreements with multiple mobile network operators ensure that this spectrum will be put to work for consumers throughout the country. We are continuing the process to opportunistically monetize the remaining spectrum assets not included in today’s announcement.”

Transaction Details
UScellular reached an agreement with Verizon to sell 663 million MHz POPs of its Cellular (850 MHz) spectrum licenses as well as 11 million MHz POPs of its AWS and 19 million MHz POPs of its PCS licenses for a total of $1.0 billion. The purchase price is payable in cash and subject to certain potential adjustments specified in the purchase agreement. The transaction with Verizon is subject to the receipt of regulatory approvals and satisfaction of customary closing conditions.

In addition, UScellular reached agreements to sell a total of 12 million MHz POPs of its spectrum licenses across the CBRS, C-Band, and 700 MHz B/C Block bands to two additional mobile network operators. These transactions are subject to regulatory approval and satisfaction of customary closing conditions. Buyers and terms have not been disclosed.

Each transaction is contingent upon the closing of the proposed sale of the UScellular wireless operations and select spectrum assets to T-Mobile.

Other Transaction Details
TDS, in its role as the 82 percent shareholder of UScellular, has delivered its written consent approving the Verizon transaction. No further action by UScellular’s shareholders will be needed or solicited in connection with these transactions.

Retained Spectrum
Following these transactions, UScellular’s retained spectrum will represent 3.4 billion MHz POPs of low and mid-band spectrum (700 MHz, 3.45GHz, CBRS and C-Band) as well as 17.2 billion MHz POPs of mmWave spectrum. UScellular is continuing the process to opportunistically monetize these retained assets.

Advisors
Citigroup Global Markets Inc. is serving as lead financial advisor and Centerview Partners LLC is serving as financial advisor to TDS. TD Securities (USA) LLC and Wells Fargo are also serving as financial advisors to TDS. Wilkinson Barker Knauer is serving as lead transactional and FCC regulatory counsel to both TDS and UScellular. In addition, Clifford Chance LLP is serving as regulatory advisor to both TDS and UScellular, and Sidley Austin LLP is serving as legal advisor to TDS. PJT Partners LP is serving as financial advisor and Cravath, Swaine & Moore LLP is serving as legal advisor to the independent directors of UScellular.

About UScellular
United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to customers with 4.5 million retail connections in 21 states. The Chicago-based company had 4,300 full- and part-time associates as of June 30, 2024. At the end of the second quarter of 2024, Telephone and Data Systems, Inc. owned approximately 82 percent of UScellular. For more information about UScellular, visit uscellular.com.

Contacts
Colleen Thompson, Vice President - Corporate Relations of TDS
colleen.thompson@tdsinc.com

Julie Mathews, IRC, Director - Investor Relations of TDS
julie.mathews@tdsinc.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: whether the previously announced transaction whereby UScellular has agreed to sell its wireless operations and selected spectrum assets to T-Mobile will be successfully completed or whether UScellular will be able to find buyers at mutually agreeable prices for its remaining spectrum assets; whether these transactions will have an adverse impact on UScellular’s business; and other risks and uncertainties more fully described under “Risk Factors” in the most recent filing of UScellular's Form 10-K, as updated by any UScellular Form 10-Q filed subsequent to such Form 10-K.

For more information about UScellular, visit: www.uscellular.com